EXHIBIT 11

FIFTH THIRD BANCORP
COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
($000's except per share data)


                                                              For the Three MonthsFor the Six Months
                                                              Ended June 30,      Ended June 30,
                                                       1997      1996      1997      1996


Net Income                                          $  96,081    83,249   190,577   162,389

Net income per common share - assuming no dilution:
Weighted average number of shares outstanding (000's) 154,222   155,231   155,394   153,200

   Per share (net income divided by the weighted
     average number of shares outstanding)          $    0.62      0.53      1.23      1.06

Net income per common and common equivalent share:
   Net income                                       $  96,081    83,249   190,577   162,389
   Add - Interest on 4 1/4% convertible subordinated
    notes due 1998, net of applicable income taxes          0       649         0     1,637

   Adjusted net income                              $  96,081    83,898   190,577   164,026

   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes (000's)       156,448   160,022   158,176   158,822

   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding) $    0.61      0.52      1.20      1.03

Net income per common share - assuming full dilution:
   Adjusted net income                              $  96,081    83,898   190,577   164,026

   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes (000's)       156,648   160,022   158,188   158,889

   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding) $    0.61      0.52      1.20      1.03

